Exhibit 10.12
AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT is made as of the 30th day of April 2004 (the “Amendment”), by and between ENTRADA NETWORKS, INC., a Delaware corporation (the “Company”) having an address at 12 Morgan, Irvine, California  92618 and Kanwar J.S. Chadha, Ph.D. (the “Employee”), having an address at 12 Morgan, Irvine, California 92618.

RECITALS

WHEREAS, the Company and the Employee entered into that certain Employment Agreement, dated as of May 10, 2001 (the “Employment Agreement”); and

WHEREAS, the Corporation and the Employee desire to amend the Employment Agreement to extend the term of employment established therein and to provide for certain additional provisions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and conditions hereinafter contained, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows

1.   All capitalized terms used herein which are not defined in this Amendment shall have the meaning given to such term in the Employment Agreement.

2.   Section 2.1 shall be amended to extend the term of the Employment Agreement for an additional four (4) year term commencing on the effective date of this Amendment. On the effective date of this Amendment and on every subsequent anniversary, the Employee will be granted 200,000 options of the Company’s common stock with vesting rights per the stock option plan. In addition, the Employee will be awarded an additional compensation of fifty thousand dollars ($50,000) in shares of common stock of the Company on the day the Company closes its first acquisition, or raises equity or debt.

3.   The following shall be added to the end of Section 2.2:

“Notwithstanding the foregoing, the Employee shall not be required to mitigate the amount of any payments provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.”

4.   The following shall be added as a new Section 3.6:

“3.6.   Additional Benefits

(a)   Car Allownace. The Company shall pay the Employee for his car expenses at a monthly allowance of one thousand dollars ($1,000) during the term of this Agreement.
(b)   Long Term Disability Insurance. The Company shall obtain and maintain a long-term disability insurance policy for the benefit of the Employee to be in full force and effect during the term of this Agreement. The Company shall pay one hundred (100%) percent of the total cost of the premium for such long-term disability insurance policy.
(c)   Performance Bonus Plan. In addition to his Base Salary and participation in the Company’s Executive Cash Incentive Plan, the Employee shall receive a quarterly bonus during the term of this Agreement (the “Performance Bonus”), equal to an amount not to exceed fifty (50%) of the Employee’s Base Salary (the “Target Performance Bonus”). The Target Performance Bonus shall be payable to the Employee by the Company on a quarterly basis in the form of cash and shares of common stock of the Company, not registered under the Securities Act of 1933, as amended, to the extent that the Company achieves the performance targets (the “Performance Targets”) as set by its board of directors.

Both the Car Allowance & the Long Term Disability Insurance will take effect on the day the Company closes its first acquisition, or raises equity or debt.”

5.   The following shall be added as a new Section 11:

“11.   Indemnification of Employee.
11.1   Indemnification.   Subject to the procedures described in Section 11.5 below, the Company hereby agrees to hold harmless and indemnify Employee:

(a)   against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines and amounts paid in settlement, and any other amounts that Employee becomes legally obligated to pay because of any claim or claims made against him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of the Company, except as excluded below) to which Employee is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Employee is or was a director, executive officer, officer, employee, consultant or other agent of the Company; and

(b)   otherwise to the fullest extent not prohibited by the Company's Certificate of Incorporation ("the Certificate"), its Bylaws or the Delaware General Corporation Law ("the Code").

11.2   Limitations on Additional Indemnity. The Company shall not be obligated to indemnify Employee:

(a)   on account of any claim against Employee for an accounting of profits made from the purchase or sale of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or any similar provision of any federal, state or local statutory law;
(b)   on account of Employee's conduct from which Employee derived an improper personal benefit;

(c)   on account of Employee's conduct that he believed to be contrary to the best interests of the Company or its shareholders, or that was not done in good faith;

(d)   on account of Employee's conduct that constituted a knowing violation of law;

(e)   on account of Employee's conduct which constituted a violation of the Employee's duties to the Company or its shareholders;

(f)   for which payment is due Employee under an insurance policy;

(g)   if indemnification is not lawful;

(h)   in connection with any proceeding (or part thereof) initiated by Employee, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Code;

(i)   with respect to any action by or in the right of the Company:
i.   if the Employee is adjudged to be liable to the Company because of Employee's conduct;

ii.   for expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; or
iii.   to the extent, and only to the extent, that indemnification with respect to such action (i) would be inconsistent with the Certificate or Bylaws, or a resolution of the shareholders or agreement of the Company prohibiting or otherwise limiting such indemnification and in effect at the time of the accrual of the action or (ii) would be inconsistent with any condition expressly imposed by a court in approving a settlement, unless the indemnification has been approved by the shareholders of the Company (with the shares of the Employee not being entitled to vote thereon).

11.3.   Notification and Defense of Claim. Employee agrees to notify the Company within thirty (30) days of receiving notice of the commencement of any action, suit or proceeding for which he seeks indemnity. After doing so:

(a)   the Company will be entitled to participate therein at its own expense;

(b)   except as otherwise provided below, the Company may, at its option, assume the defense thereof, with counsel subject to Employee's approval, which approval shall not be unreasonably withheld. After notice from the Company to Employee of its election to assume the defense thereof, the Company will not be liable to Employee under this Agreement for any expenses subsequently incurred by Employee. Employee shall have the right to employ separate counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Employee unless (i) the employment of counsel by Employee has been authorized by the Company, (ii) Employee shall have reasonably concluded that there may be a conflict of interest between the Company and Employee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of Employee's separate counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Employee shall have made the conclusion provided for in clause (ii) above; and

(c)   the Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which shall not be unreasonably withheld. The Company shall be permitted to settle any action except that it shall not settle any action or claim in any manner which would impose any penalty or limitation on Employee without Employee's written consent, which may be given or withheld in Employee's sole discretion.

11.4.   Expenses. The Company may request reasonable and customary documentation for any expenses incurred by Employee for which Employee seeks indemnification.

11.5.   Determination by the Company. The Company shall make a reasonable, good faith determination as to whether indemnification of Employee is required pursuant to this Section 11 within thirty (30) days of being notified by Employee, by means of:

(a)   a majority vote of a quorum consisting of directors who are not parties to such proceeding; or

(b)   if such quorum is not obtainable, by independent legal counsel.

6.   The Employment Agreement, as amended by this Amendment, and all other terms and conditions of the Employment Agreement not affected by this Amendment, are and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

ENTRADA NETWORKS, INC.
By: /s/ Davinder Sethi

Chief Financial Officer
Secretary and/or Ass’t Secretary

EMPLOYEE
By: /s/ Kanwar J. S. Chadha

Kanwar J.S. Chadha, Ph.D.